                                A G R E E M E N T


           Made and entered into as of the 22 day of September, 1997



                                     Between



                           ENLIGHTEN SOFTWARE SOLUTIONS INC.
                           a corporation organized and existing
                           under the laws of the State of California, with its principal place of business located at 999 Baker Way, 5th Fl., San Mateo, California, 94404 U.S.A.
                           (hereinafter: "ENlighten")

                                                               of the first part


                                       and


                           PETER J. MCDONALD,
                           c/o ENlighten Software Solutions Inc.
                           of 999 Baker Way, 5th Fl., San Mateo, California, 94404 U.S.A.
                           (hereinafter: "Mr. McDonald")

                                                              of the second part


                                       and


                           NEW DIMENSION SOFTWARE INC.
                           a corporation organized and existing under the laws of Delaware with its principal place of business located at 18551 Von Karman Av., Suite 250, Irvine, California 92612-1510
                           U.S.A.
                           (hereinafter: "NDS")

                                                               of the third part


WHEREAS ENlighten is the sole owner of all proprietary, commercial and any other rights of any kind and nature whatsoever pertaining to certain computer software products listed in SCHEDULE "A" hereof (hereinafter: the "Purchased Products"); and

WHEREAS NDS wishes to acquire from ENlighten all proprietary, commercial and other rights pertaining to the Purchased Products, including without limitation, their source codes, customer base, development environments and all other assets associated with the Purchased Products and ENlighten agrees to sell to NDS all such proprietary, commercial and other rights and assets, all subject to and in accordance with the terms and provisions of this Agreement. Notwithstanding the above, both parties acknowledge that all copyrights and other intellectual property rights associated with the name "ENlighten" will remain the sole and exclusive property of ENlighten; and

WHEREAS The parties agree that NDS shall also acquire from ENlighten certain computer equipment and software used for the development and support of the Purchased Products as specified in SCHEDULE "B" hereof, that ENlighten shall assign to NDS its maintenance agreements pertaining to the Purchased Products and that certain ENlighten's employees will be transferred to NDS as further specified in this Agreement; and

WHEREAS The parties wish to set forth in writing their mutual covenants, agreements and understandings regarding the subject matter hereof.


NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:


1.       PREAMBLE AND CAPTIONS


         The Preamble to this Agreement constitutes an integral part hereof. The captions of this Agreement are provided for the sake of convenience only and shall not be used to construe the provisions hereof.

2.       DEFINITIONS



         "ACCLIMATIZATION
         PERIOD"                a period of 180 days commencing on the Execution
                                Date.

         "BAKER" Baker Street Software Inc., a corporation organized and existing under the laws of the State of California, with its principal place of business located at One Sansome Street, Suite 2000, SF, CA 94104.

         "CUSTOMERS"            ENlighten's current customers that have licensed
                                one or more of the Purchased Products from ENlighten.

         "DELIVERABLES"         Any and all documentation and other data,
                                information and material pertaining to the Purchased Products;

         "DOCUMENTATION"        All design documents, source codes, user
                                manuals, operating manuals, education materials, product descriptions and specifications, technical manuals, supporting materials, and other information relating to the Purchased
                                Products or used in conjunction with the Purchased Products or relating to or used in conjunction with maintenance services to be rendered in respect of the Purchased Products, including technical support logs, whether distributed in print, magnetic, electronic or video format as well as any other written documentation in respect of the Purchased
                                Products which is in the possession of
                                ENlighten.

         "EFFECTIVE             DATE" October 1, 1997.


         "EMPLOYEES"            ENlighten's employees as will be listed on
                                Schedule "E" hereof on the Effective Date.


         "EXECUTION DATE"       The 22 day of September, 1997.


         "EQUIPMENT"            The entire computer hardware and software
                                equipment, other than network cable
                                infrastructure and certain printers, used for the development and support of the Purchased
                                Products (as herein defined) as listed on SCHEDULE "B" hereof.


         "PURCHASED PRODUCTS"   The computer software products listed and
                                described in SCHEDULE "A" hereof and/or any one of them;

         "RIGHTS" Any and all proprietary and ownership rights, title and interest in and to the

                                Purchased Products and their source codes, including, without exception, and without derogating from the generality thereof, the rights to develop, redevelop, change, modify, enhance, translate, convert, sell, market, distribute, transfer, assign, try and demonstrate any one of the Purchased Products, world wide, and to take any action whatsoever in respect of any of the Purchased Products. Notwithstanding the above, all copyrights and other intellectual property rights associated with the name "ENlighten" will remain the sole and exclusive property of ENlighten.

         "SIERRA"               Robert J. Alvarado, an individual, Ellen J.
                                Alvarado, an individual and Sierra Software
                                Inc., a corporation organized and existing under the laws of the State of New Mexico, with its principal place of business located at 5015 E. Oakhurst Way, Scottsdale, Arizona 85254.

         "TRANSFER PERIOD"      a period of 120 days commencing as of the
                                Effective Date, or any extension thereof provided such extended Transfer Period has been approved by NDS in advance and in writing.

3.       ENLIGHTEN'S REPRESENTATIONS


         As of the Execution Date, except as set forth in SCHEDULE "D" hereof, ENlighten hereby warrants and represents to NDS as follows:

         3.1. ENlighten is the sole and exclusive owner of the Purchased Products, their source codes and all Rights pertaining thereto, including, without limitation, any and all intellectual, proprietary and commercial rights in and to the Purchased Products.The Purchased Products and their source codes are free and clear of any third party right or claim of any kind whatsoever.

         3.2. Neither the Purchased Products nor the Purchased Products' source codes infringe upon any patent, copyright or trademark or violate any other right whatsoever of any third party.

         3.3. To the best of Enlighten's knowledge, there are no pending or threatened actions, suits or claims of third parties against ENlighten regarding or having any material bearing on the Purchased Products and/or the Purchased Products' source codes, including, without limitation, any action or claim alleging infringement referred to in Sections 3.1 and 3.2 herein;

         3.4. ENlighten has not granted to any third party any rights whatsoever pertaining, directly or indirectly, to the Purchased Products and/or their source codes or to the use, marketing or commercial exploitation thereof which may materially affect the Rights granted to NDS hereunder.

         3.5. Enlighten has entered with Baker into: (a) a Software Purchase Development Marketing and Sales Agreement dated October 11, 1991 and as amended on February 7, 1996, for the product known as Safeguard/Reports Plus, a copy of which has been delivered to NDS (hereinafter: the "SAFEGUARD AGREEMENT"); and (b) a Distribution Agreement dated February 7, 1996, for the product known as Entrust, a copy of which has been delivered to NDS (hereinafter: the "ENTRUST AGREEMENT") (the "Safeguard Agreement" and the "Entrust Agreement" shall be hereinafter collectively referred to as: the "BAKER AGREEMENTS")

                  ENlighten has not entered into any additional agreements with Baker other than the Baker Agreements.

         3.6. Enlighten has entered with Sierra into a Software Purchase and Assignment Agreement dated September 9, 1994 and as amended on December 13, 1996, for the SQL product line, a copy of which has been delivered to NDS (hereinafter: the "SIERRA AGREEMENT");

                  ENlighten has not entered into any additional agreements with Sierra other than the Sierra Agreement.

         3.7. The entering into this Agreement or the consummation of the transactions contemplated hereby do not breach or violate any of ENlighten's other undertakings, agreements and/or obligations.

         3.8. ENlighten has taken all corporate action as required for the authorization, execution, delivery and performance by ENlighten of this Agreement and the consummation of the transactions contemplated herein.

         3.9. ENlighten hereby represents that the Equipment listed on Schedule "B" hereof constitutes the entire equipment used by ENlighten for the development and support of the Purchased Products, other than network cable infrastructure and certain printers.

         3.10. The Purchased Products are provided by ENlighten to NDS "As Is". Except as expressly set forth in this Agreement, ENlighten disclaims any and all representations and warranties, express or implied, with respect to the Purchased Products, their merchantability, capacity, suitability or fitness for a particular purpose.

         3.11. All agreements with Customers to be assigned to NDS in accordance with the provisions of Section 7 hereunder, will be assigned to NDS free and clear of all charges, liens and encumbrances of any kind whatsoever arising out of or securing any monetary claim by any person, and such agreements materially constitute all agreements concerning the Purchased Products between ENlighten, an affiliate or assignee of ENlighten, and any Customer.

                  ENlighten has performed all of its material obligations under such agreements through the Effective Date, there is currently no unperformed requested maintenance, training and support by any Customer other than routine maintenance, training and support in the ordinary course of business, and there are no material Customer complaints in respect of the Purchased Products or ENlighten's performance of any of its obligations under the agreements assigned which have not been addressed to the apparent satisfaction of the Customer that might have a material adverse effect on NDS.

4.       NDS' REPRESENTATIONS AND UNDERTAKINGS


         NDS hereby warrants and represents to ENlighten as follows:

         4.1. NDS has examined the Purchased Products and the Purchased Products' source codes, Documentation and all other data relevant thereto and has found same to be satisfactory in all respects. NDS is acquiring the Purchased Products, the Purchased Products' source codes and the Documentation herein "as-is" and waives any and all claims and causes of action against ENlighten in respect thereto.

         4.2. The entering into this Agreement or the consummation of the transactions contemplated hereby do not breach or violate any of NDS' other undertakings, agreements and/or obligations.

         4.3. NDS has taken all corporate action as required for the authorization, execution, delivery and performance by NDS of this Agreement and the consummation of the transactions contemplated herein.

         4.4. NDS hereby undertakes to further develop, market and support the Purchased Products.

         4.5. NDS shall make good faith efforts to assist ENlighten in the collection of any amounts owed to ENlighten by any of its Customers on account of transactions performed prior to the Execution Date.

         4.6. NDS agrees to use its best efforts to obtain the employment of all the Employees (as defined in Section 2 above), including but not limited to providing cash compensation and other cash and non-cash benefits comparable to those received by such Employees from ENlighten on the Execution Date. The parties acknowledge that until the Effective Date NDS shall be entitled to delete from Schedule "E" such employees as it may deem fit at its sole and exclusive discretion and only such employees who will be listed on Schedule "E" on the Effective Date will be considered as "Employees" for the purposes of this Agreement.


5.       ACQUISITION AND SALE OF THE PURCHASED PRODUCTS AND OTHER EQUIPMENT


         5.1. For the consideration specified in Section 11 hereunder and contained elsewhere in this Agreement and subject to the terms and provisions set forth in this Agreement, ENlighten hereby sells to NDS and NDS hereby acquires the Purchased Products, the Purchased Products' source codes, the Documentation and all the Rights pertaining thereto, as well as the Equipment, all as defined and detailed above.


         5.2. It is hereby agreed and acknowledged by the parties that as of the Effective Date all of the proprietary, commercial, intellectual property rights and any other Rights of any kind and nature whatsoever pertaining to the Purchased Products and their source codes shall be solely and exclusively owned by and belong to NDS.

         5.3. It is hereby further agreed and acknowledged by the parties that as of the Effective Date NDS shall have the sole and exclusive ownership of the registered trademarks and registered tradenames listed on SCHEDULE "C" hereof with respect to the Purchased Products, and that as of the Effective Date ENlighten shall discontinue the use of any of the unregistered trademarks and/or tradenames listed on Schedule "C" hereof, provided however that all copyrights and other intellectual property rights associated with the name "ENlighten" will remain the sole and exclusive property of ENlighten.

                  Notwithstanding the above it is hereby agreed between the parties that NDS shall be entitled to use the name "ENlighten" subject to ENlighten's prior written consent, which consent shall not be unreasonably withheld. It is further acknowledged by the parties that during a period of twelve (12) months as of the Effective Date, NDS shall be entitled to use the name "ENlighten" as it appears in the Purchased Products and/or the Documentation and/or any other Deliverables. NDS acknowledges that it has no license to use or exploit the name "ENlighten" in any manner whatsoever other than as stated above. NDS shall use its best efforts to remove the name ENlighten from all Purchased Products, Documentation and all other materials associated with the Purchased Products within twelve (12) month period immediately following the Effective Date.





6.       DELIVERY OF THE PURCHASED PRODUCTS AND OTHER EQUIPMENT

         By the Effective Date, ENlighten shall transfer and deliver to NDS, FOB ENlighten's premises, the Purchased Products, their source codes and all Rights pertaining thereto, the Documentation and all other Deliverables as herein defined, as well as the Equipment.

         Upon the Effective Date ENlighten shall furnish NDS with Bill of Sale in the form attached hereto as SCHEDULE "K".

7.       ASSIGNMENT OF CUSTOMER AGREEMENTS

         7.1. ENlighten hereby undertakes to do its utmost to execute a written assignment assigning and transfering to NDS until the expiration of the initial or any extended Transfer Period, its entire right, title and interest under any agreements between ENlighten and any of its Customers, pertaining to the Purchased Products (including, without limitation, licenses, leases, rental, maintenance and/or trial agreements) and wherever necessary, rigorously encourage such Customers to grant their written consent to such assignment.

         7.2. ENlighten further undertakes to execute and deliver any and all documents and instruments which may be requested by NDS to confirm or give effect to the foregoing assignment.

         7.3. Concurrently with such assignment NDS shall assume the obligations of ENlighten under each agreement assigned to it hereunder to the extent, and only to the extent, such obligations relate to the Purchased Products. In no event shall NDS assume any obligation under any agreement (including, without limitation, any obligation to provide maintenance or support) with respect to any products other than the Purchased Products.

8.       ASSIGNMENT OF THE BAKER AND SIERRA AGREEMENTS

         8.1. ENlighten hereby undertakes to assign and transfer to NDS until the expiration of the initial or any extended Transfer Period, its entire right, title and interest under the Baker and Sierra Agreements, respectively, and to the extent necessary, to rigorously encourage Baker and Sierra, respectively, to grant their written consent to such assignment.

         8.2. ENlighten hereby further undertakes to do its utmost, until the expiration of the initial or any extended Transfer Period, to cause Sierra to enter into an agreement with NDS pursuant to which Sierra shall provide support and development services with respect to the SQL Product Line, for a period expiring not earlier than December 31, 1998.

         8.3. ENlighten hereby further undertakes to do its utmost, until the expiration of the initial or any extended Transfer Period, to cause Baker to enter into a distribution agreement with NDS pertaining to the Entrust for Windows product for a period expiring not earlier than December 31, 1998.


9.       TRANSFER OF EMPLOYEES


         9.1. ENlighten hereby agrees to do its utmost to transfer the Employees to NDS, until the expiration of the Transfer Period or any extended term thereof and to rigorously encourage such Employees to transfer to NDS' employment and NDS hereby agrees and undertakes to employ such Employees under such terms and conditions as shall be agreed upon between them, subject to the Employees' consent.

                  ENlighten shall be entitled to either transfer to NDS the funds accumulated for each such employee as such liabilities exist per ENlighten's records, for vacation days or to pay such funds directly to the employee, subject to and in accordance with the employee's request.

                  For the avoidance of any doubt it is hereby agreed that any claims or actions by any of the Employees against ENlighten created prior to the Effective Date shall remain the responsibility of ENlighten and ENlighten shall indemnify and hold NDS harmless against any cost, expense or disbursement incurred by it in connection with or as a result of any such claim, demand or action.


10.      ADDITIONAL UNDERTAKINGS OF THE PARTIES


         10.1. Mr. McDonald hereby warrants and undertakes as follows: During the Acclimatization Period, Mr. McDonald will provide NDS, on a full time basis, consultation, with respect to various matters concerning NDS' acceptance, assimilation and adaptation of the Purchased Products, ENlighten's Employees and Customers and any other aspects of the transactions contemplated herein. Mr. McDonald will sign an appropriate non-disclosure agreement with NDS.

         10.2. Mr. McDonald will further assist NDS in the establishment of business relations with Tandem Computers Inc., a Delaware corporation (hereinafter: "Tandem").

         10.3. ENlighten hereby undertakes to use its best efforts to cause Mr. McDonald to assume upon himself the above obligations and undertakings towards NDS and hereby conveys its consent to same.


11.      CONSIDERATION

         In consideration of the Purchased Products and their source codes, the Documentation and other Deliverables, Rights and other Equipment herein purchased by NDS and in consideration for the transfer and assignment by ENlighten to NDS of its Customers and Employees as described above, ENlighten shall be entitled to receive from NDS the following amounts:

         11.1. Upon the Effective Date of this Agreement NDS shall pay ENlighten the amount of U.S. $2,960,000 (two million nine hundred and sixty thousand) Dollars less 80% (eighty) percent of the liabilities assumed by NDS for deferred maintenance pertaining to the Purchased Products (hereinafter: the "INITIAL PAYMENT"), and an additional amount of U.S. $300,000 (three hundred thousand) Dollars as an advanced payment on account of royalties due to ENlighten under sections 11.3,
                  11.4.1 and 11.4.2 hereof (hereinafter: the "ADVANCED PAYMENT") subject to the exclusions specified in Section 11.2 below.

         11.2. The amounts listed below shall be deposited by NDS upon the Effective Date, with Fidelity National Title of 7344 Magnolia Avenue, Suite 275, Riverside, CA 92504 (hereinafter: the "Escrow Agent") in an interest-bearing escrow account, together with irrevocable instructions providing for the release of such amounts as follows:

                  11.2.1. an amount equal to the sum of all annual maintenance fees due under any active, non-assignable maintenance agreement the annual maintenance fees of which equal or exceed U.S. $20,000 as listed in SCHEDULE "F" hereof less 80% of the deferred maintenance pertaining to the Purchased Products associated with the Customers listed on Schedule "F". The amount associated with each individual Customer listed on Schedule "F" together with any accrued interest thereon will be released to ENlighten only upon the assignment of each such agreement to NDS and upon the Escrow Agent's receipt from ENlighten of a written notice advising him of the execution of such an assignment accompanied by NDS' approval of same. The amount associated with any agreement which has not been assigned to NDS by the expiration of the initial or any extended Transfer Period shall be returned to NDS together with all accrued interest thereon; and

                  11.2.2.   an amount of              together with all accrued
                            interest thereon - will be released to ENlighten upon its assignment to NDS of the and upon the Escrow Agent's receipt from ENlighten of a written notice advising him of the execution of such an assignment accompanied by NDS' approval of same. In the event
                            the                  has not been assigned to NDS by
                            the expiration of the initial or any extended Transfer Period such amount shall be returned to NDS together with all accrued interest thereon.

                  11.2.3.   an amount of U.S.          together with all accrued
                            interest thereon - will be released to ENlighten upon its assignment to NDS of the and upon the Escrow Agent's receipt from
                            ENlighten of a written notice advising him of the execution of such an assignment accompanied by NDS' approval of same. In the event the has not been assigned to NDS by the
                            expiration of the initial or any extended Transfer Period such amount shall be returned to NDS together with all accrued interest thereon.

                  11.2.4.   an amount of U.S.          together with all accrued
                            interest thereon - For each                     who
                            entered into an                            with NDS,
                            ENlighten shall be entitled to receive from NDS the amount of U.S.
                            Dollars divided by the total number of
                            (hereinafter: the                           ). Such
                            amount will be paid to ENlighten upon NDS' entering
                            into an                      with each such
                            and upon the Escrow Agent's receipt from NDS of a written notice advising him of same.

                  11.2.5. ENlighten and NDS shall enter into an escrow agreement with the Escrow Agent in the form attached hereto as SCHEDULE "M".

         11.3.

                  Within 45 days as of the first anniversary of any
                              between NDS and each one of the          actually
                           by NDS, ENlighten shall be entitled to receive from
                  NDS for each such         an additional
                  (as herein defined) provided however that such
                              has not been previously terminated by either party
                                                  Such amounts will be deducted
                  from the Advanced Payment paid to ENlighten in accordance with the provisions of section 11.1 above.

         11.4.    ROYALTIES

                  11.4.1. ENlighten shall be entitled to receive from NDS, for a period of three (3) years as of the Effective Date, royalties at the rates specified in SCHEDULE "G" hereof for any and all sales and upgrades of the Purchased Products other than those specified in
                            Section 12 hereunder.

                                  The percentages specified in Schedule "G"
                            shall be the percentages applicable upon the date such sale or upgrade occured and will be paid to ENlighten out of all amounts collected by NDS on each sale or upgrade of the Purchased Products, in accordance with the provisions of Schedule "G" hereof.

                            The Purchased Products shall be sold, leased and/or licensed by NDS to Customers for a price per unit to be determined by NDS. NDS further undertakes that in all cases in which the Purchased Products will be distributed to Customers packaged or bundled together with or within the framework of the same business transaction relating to other NDS products, the Purchased Products will not be sold under commercial terms less favorable than those applicable to the other NDS products. For this purpose, the ENlighten's current price list a copy of which is attached to this Agreement as SCHEDULE "H", shall be used as a term of reference to determine the rate of discount granted by NDS with respect to such products, to the extent granted.

                  11.4.2. Additionally, ENlighten shall be entitled to receive from NDS, for a period of three (3) years as of the Effective Date, royalties at the rates specified in SCHEDULE "G" hereof, of the annual maintenance fees collected by NDS with respect to the Purchased Products. Payment of such amounts shall be made in accordance with the provisions of Schedule "G" hereof.

                  11.4.3. In addition, ENlighten shall be entitled to receive from NDS, during a period of three years as of the Effective Date of this Agreement royalties at the
                            rate of    from all amounts collected by NDS on
                            sales of CONTROL-M for Tandem to ENlighten's customers who were not NDS' customers at the Agreement's Effective Date, as specified in SCHEDULE "I" hereof. Payment of such amounts shall be made once annually within 45 days after the end of each year.

                  11.4.4. All payments due to ENlighten hereunder shall be made in U.S. Dollars to ENlighten's bank account as shall be designated by ENlighten from time to time. Any such payment will be accompanied by a report specifying the date of each transaction for which payment is made, the Purchased Products involved, the prices charged and the applicable terms of payment.

                  11.4.5. Any amount due hereunder not paid on time shall bear interest at a rate of PRIME (as published by the U.S. Federal Bank) + 2% (two) percent per annum with respect to the period commencing on the due date and ending on the date of actual payment. The interest shall be paid together with the amount in arrears.

                  11.4.6. Any withholding taxes, other taxes or duties (excluding any taxes based on NDS' income) which NDS is obliged under law to pay in connection with the transfer of funds to ENlighten under this Agreement shall be deducted from the payments due to ENlighten hereunder. NDS shall provide ENlighten with the official receipt of payment of any such taxes to the relevant taxing authority (as applicable).

                  11.4.7. Other than as stated above, each party will be responsible for the payment of any and all taxes imposed upon it by any taxing authority in connection with the transaction herein contemplated.

                  11.4.8. During a period of three years as of the Effective Date of this Agreement, NDS will maintain accurate and up-to-date records pertaining to the Purchased Products containing complete data that is needed to calculate the fees due to ENlighten hereunder, and will preserve and permit ENlighten to audit such records in accordance with the provisions of Section 14 of this Agreement.

                  11.4.9. In the event that after the expiration of the initial three years after the Effective Date of this Agreement, the amounts due to ENlighten under sections 11.3, 11.4.1 and 11.4.2 hereof shall amount to less than the amount of the Advanced Payment, ENlighten shall return to NDS, immediately upon its first demand, the difference between the Advanced Payment and the amounts so due to it as specified above.

         11.5.    CONSULTATION FEES.

                  In consideration for the consultation services to be provided to NDS by Mr. McDonald in accordance with the provisions of
                  Section 10.1 herein, ENlighten will receive from NDS U.S. $100,000 (one hundred thousand) Dollars payable in six (6) equal monthly installments. Payment will be made on the 15th day of each month, with the first payment to be made on the 15th day of November 1997.

         11.6.    ADDITIONAL PAYMENTS.

                  11.6.1. ENlighten shall be entitled to receive from NDS an amount of U.S.
                            Dollars if, following efforts of ENlighten and Mr. McDonald, and not later than within 24 (twenty four) months after the Effective Date of this Agreement,
                            NDS and       will enter into an agreement pursuant
                            to which       will sell to NDS its
                                      . Such amount will be paid to ENlighten
                            within 60 days after the execution by NDS and of said agreement.

                  11.6.2. ENlighten shall be entitled to receive from NDS an additional amount of U.S.
                                      if, following efforts of ENlighten and Mr.
                            McDonald and not later than within 24 (twenty four) months after the Effective Date of this Agreement, will enter into a reseller agreement with NDS
                            under which       shall undertake to distribute and
                            market some or all of NDS' products other than the Purchased Products. Such amount will be paid to ENlighten within 60 days after the execution by NDS
                            and       of said agreement.

         11.7.    PARTICIPATION IN COSTS AND EXPENSES

                  It is hereby agreed between the parties that as of the Effective Date of this Agreement and until such time as NDS shall relocate its employees and the Equipment purchased by it hereunder to a different location, it shall be entitled to use ENlighten's facilities and premises for its operations pertaining to the Purchased Products, in accordance with the legal restrictions and covenants contained in the ENlighten lease entered into with Mariner's Island Limited (and subsequently transferred to BW Corporation) dated April 1, 1995, a copy of which has been delivered to NDS, and in accordance with local business practices.

                  In consideration therefore, NDS shall pay ENlighten, on a monthly basis, the monthly rent and other direct costs and expenses incurred by ENlighten in connection with the on-going maintenance of the facilities and Equipment as detailed in Schedule "L" hereof.


12.      ENLIGHTEN TO BE APPOINTED AS NDS' AGENT

         12.1. Upon the Effective Date hereof ENlighten shall be appointed as NDS' independent, non-exclusive agent for the sale of the Purchased Products for a period commencing as of the Effective Date of this Agreement and ending January 15, 1998 (hereinafter: the "Agency Period"). As NDS' agent, ENlighten shall be entitled to perform only such sales to such customers and of such Purchased Products listed on SCHEDULE "J" hereof (hereinafter - "PROSPECTIVE CUSTOMERS") but in no event shall ENlighten be entitled to enter into any agreement pertaining to any such sale with any such Prospective Customer (on its own behalf and/or on behalf of NDS) and it is hereby acknowledged by the parties that any and all agreements pertaining to any of the sales listed on Schedule "J" will be solely and exclusively entered into with and executed by NDS.

         12.2.    It is hereby agreed between the parties that ENlighten shall
                  be entitled to receive royalties at the rate of     on new
                  sales and upgrades of any of the Purchased Products (not including first year maintenance) to Prospective Customers made by NDS in accordance with Schedule "J" hereof during the Agency Period. Schedule "J" will be reviewed by ENlighten and NDS on a monthly basis and Prospective Customers listed thereon which turned inactive will be removed therefrom to enable NDS to actively pursue new business with them.

         12.3. For the avoidance of any doubt it is hereby clarified that sales of Purchased Products made under the Agency Agreement shall not entitle ENlighten to receive any royalties under section 11.4.1 above.


13.      INDEMNIFICATION


         13.1. ENlighten shall indemnify and hold NDS harmless against any loss, damage, judgment, expense, including attorney's fees, or any other costs whatsoever incurred by NDS as a result of any claim, demand or legal action brought against NDS by any third party whatsoever, including, without limitation any Customer, arising out of or in connection with any of the Purchased Products and/or their source codes as they exist on the Effective Date.

                  Without derogating from the generality hereof ENlighten further undertakes to defend, at its expense, any action brought against NDS to the extent it is based on a claim that any of the Purchased Products and/or their source codes, as they exist on the Effective Date, infringe upon or violate any patent, copyright, trademark or any other right whatsoever of any third party.

         13.2. NDS shall indemnify and hold ENlighten harmless against any loss, damage, judgment, expense, including attorney's fees, or any other costs whatsoever incurred by ENlighten as a result of any claim, demand or legal action brought against ENlighten by any of the Employees, Customers or any other third party arising out of or in connection with the Obligations assigned by ENlighten to NDS herein. Notwithstanding the above, it is hereby acknowledged by the parties that NDS shall not indemnify ENlighten for any loss, costs, expenses or any other disbursments incurred by it as a result of or in connection with any claim, demand or legal action brought against ENlighten by any third party arising out of or in connection with its acting as NDS' agent under Section 12 herein above.


14.       AUDITS

         14.1. NDS will permit authorized representatives of ENlighten, in compliance with the terms set forth hereunder, upon 30 (thirty) day prior written notice, but not more than once annually, to inspect at NDS' premises all books, records, accounts, journals and ledgers belonging to NDS that pertain to money owed to ENlighten under this Agreement in relation with the Purchased Products.

         14.2. Such audits will be conducted by an independent auditor to be agreed upon by the parties who shall have signed an appropriate non-disclosure agreement with NDS. If the parties do not agree on such auditor within 10 (ten) days of submitting an audit request, then such audit will be conducted by one of the "big six" accounting firms to be selected by ENlighten

         14.3. It is hereby agreed between the parties that in the event that a discrepancy exceeding 7.5% exists between NDS' revenue reports and the results of ENlighten's audit of NDS books, NDS will remit to ENlighten, within 10 days of its receipt of ENlighten's demand, the outstanding amount due to ENlighten in accordance with the results of ENlighten's audit of NDS' books. Such outstanding amount will be paid to ENlighten together with any interest accrued thereon in accordance with the provisions of Section 11.4.5 hereinabove. In addition, any and all costs of such audit will be borne by NDS.

         14.4. This Section shall be in effect for a period of four (4) years as of the Effective Date.


15.      NON COMPETE & NON SOLICITATION

         15.1. ENlighten hereby agrees and undertakes not to develop, produce, manufacture, offer, sell, distribute, provide consultation or be otherwise engaged in, directly or indirectly, software products which are directly competitive with any of the Purchased Products as they exist upon the Effective Date hereof. This Section shall be in effect for a term of five (5) years as of the Effective Date

         15.2. Both parties agree that neither will directly or indirectly hire, recruit, induce or attempt to pursuade any person who is an employee of the other party on the Execution Date hereof or becomes an employee of the other party during a period of three years as of the Execution Date, to terminate his or her relationship with the other party during the term of such employee's employment with the other party and for a period of one year thereafter.

16.      CONFIDENTIALITY

         16.1. ENlighten recognizes and agrees that as of the Effective Date of the Agreement the Purchased Products and their Documentation, source codes, computer tapes, user manuals or any other materials which will be clearly marked as confidential by NDS (hereinafter: "Confidential Material") will be of a confidential and proprietary nature and the valuable property of NDS. ENlighten therefore undertakes not to disclose and not to allow disclosure to any third party, either individual or corporate entity, of any information regarding the Purchased Products and/or any other Confidential Material.

         16.2. Both NDS and ENlighten acknowledge that as a result of this Agreement, each may have access to proprietary materials of the other, apart from the Confidential Material, and therefore NDS and ENlighten each agrees and commits to take the necessary precautions to prevent transfer of such confidential information to any unauthorized third parties.

         16.3. This Section shall be in effect for a period of ten (10) years as of the Execution Date.

17.      SEVERABILITY

         If any provision of this Agreement is declared void, the validity of any other provision and of the entire Agreement shall not be affected thereby.

18.      WAIVER

         The failure at any time of either party to enforce any of the provisions of the Agreement, or any right with respect thereto or to exercise any option herein provided, will in no way be construed to be a waiver of such provisions, rights or options, or in any way to affect the validity of this Agreement.

19.      COMPLETE AGREEMENT

         The provisions herein contained set forth the entire Agreement of the parties with respect to the subject matter hereof, and supersede all previous communications, representations or agreements, whether oral or written, with respect to the subject matter hereof, and no addition to or modification of this Agreement shall be binding upon either party unless reduced to writing and duly executed by the parties hereto in the same manner as the execution of this Agreement.

20.      PROPER LAW AND JURISDICTION


         This Agreement shall be exclusively governed by, and shall be construed exclusively in accordance with the laws of the State of California, U.S.A. and the competent courts of San Mateo, California, shall have the exclusive jurisdiction over any dispute or controversy with respect to this Agreement.

21.      GOVERNING LANGUAGE


         The Agreement is in the English language only, which language shall control in all respects. No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of either party hereto.

22.      ASSIGNABILITY

         Neither party may assign or transfer this Agreement or any of its obligations, undertakings and/or rights thereunder to another party other than a party's parent company or such parent company's subsidiaries, or without the other party's prior written consent, which consent shall not be unreasonably withheld.

23.      NOTICES

         Any notice required or authorized to be given hereunder shall be made in writing and shall be served by hand delivery or by certified letter return receipt requested or by fax addressed to ENlighten or NDS (as the case may be), at the following addresses:

         To ENlighten:    ENlighten Software Solutions Inc.
                          999 Baker Way, 5th Fl., San Mateo, 94404
                          California, U.S.A.

                          Attention: Mr. Michael Morgan
                          Tel.: 650-578-0700
                          Fax: 650-592-5452


         To NDS:          New Dimension Software Inc.
                          18551 Von Karman Av., Suite 250,
                          Irvine, California 92612-1510

                          Attention: Mr. Darroll Buytenhuys
                          Tel.: 714-757-4300
                          Fax: 714-756-3900


         Or at such other address as such party may designate by ten (10) days' advance written notice to the other party.

         Any notice delivered via over night carrier of recognized national stature shall be deemed to have been served on the immediately following day. Any notice given by letter shall be deemed to have been served seven (7) days after the same shall have been posted, not including the day of posting, and any notice given by fax shall be deemed to have been served on the day of sending the message. Proof that such letter was properly addressed and put into the post, and in the case of fax that the message was sent to the correct fax number, shall be conclusive evidence of service.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first herein written.


         ENLIGHTEN SOFTWARE SOLUTIONS INC.

         BY:_________________________________



         ____________________________________

         PETER J. McDONALD



         NEW DIMENSION SOFTWARE INC.


         BY: _________________________________